Exhibit 10.19

FOREST CITY EMPLOYER, LLC
2005 DEFERRED COMPENSATION PLAN FOR EXECUTIVES
(Effective December 31, 2015)

Forest City Enterprises, Inc. established, effective January 1, 2005, the Forest City Enterprises, Inc. 2005 Deferred Compensation Plan For Executives. The Plan was amended and restated as of January 1, 2005 and January 1, 2008 and amended as of December 17, 2009. The Plan was established to provide a select group of management or highly compensated employees with the opportunity to defer base salary and certain incentive compensation payments, in accordance with the provisions of the Plan.
Pursuant to the Assignment and Assumption Agreement by and between Forest City Enterprises, Inc. and Forest City Employer, LLC (the “Company”) dated as of December 31, 2015 (the “Assignment Agreement”), Forest City Enterprises, Inc. assigned to the Company sponsorship of the Plan and the Company assumed sponsorship of the Plan, amended and restated as set forth herein, effective as of the Effective Time (as defined below). Under the Assignment Agreement, Forest City Enterprises, Inc. (for itself and on behalf of its successors) has agreed to pay, perform, and discharge any and all obligations under the Plan that accrued prior to the Effective Time and the Company has agreed to pay, perform, and discharge any and all obligations under the Plan that accrue on or after the Effective Time.
ARTICLE I
DEFINITIONS
For the purposes hereof, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:
1.    “Account” shall mean the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to Section 4 of Article II that is credited with Base Salary or Incentive Compensation which is deferred by a Participant, and the interest on such amounts as determined in accordance with Section 4 of Article II and that is comprised of the Termination of Employment Payment Subaccount and the Specified Year Payment Subaccount to which deferred Base Salary and Incentive Compensation, respectively, are credited.
2.    “Base Salary” shall mean the annual fixed or base compensation, payable biweekly or otherwise to a Participant, including the amount of such compensation earned during the final payroll period of the year within the meaning of Treas. Reg. Section 1.409A-2(a)(3) or any successor provision.
3.    “Beneficiary” or “Beneficiaries” shall mean the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to receipt of the entire amount credited to the Participant’s Account.
4.    “Board” shall mean the Board of Directors of Forest City REIT.
5.    “Change in Control” shall mean that:

(i)    Forest City REIT is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the securities of such corporation or person that are outstanding immediately following the consummation of such transaction is held in the aggregate by either (a) the holders of Voting Stock (as hereinafter defined) of Forest City REIT immediately prior to such transaction or (b) Permitted Holders;
(ii)    Forest City REIT sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the securities of such corporation or person that are outstanding immediately following the consummation of such sale or transfer is held in the aggregate by either (a) the holders of Voting Stock (as hereinafter defined) of Forest City REIT immediately prior to such sale or transfer or (b) Permitted Holders;
(iii)    There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) thereto, each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than a Permitted Holder has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20 percent or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of the Board (the “Voting Stock”);
(iv)    Forest City REIT files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of Forest City REIT has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction, other than with respect to a Permitted Holder; or
(v)    If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority of the members thereof, unless the election, or the nomination for election by Forest City REIT’s stockholders, of each member of the Board first elected during such period was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of any such period.
Notwithstanding the foregoing provisions of subsection (iii) or (iv) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of the Plan, either (1) solely because any member of the Forest City Group, or any employee stock ownership plan or other employee benefit plan sponsored by any member of the Forest City Group, files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20 percent or otherwise, or because Forest City REIT reports that a change in control of Forest City REIT has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (2) solely because of a change in control of any Subsidiary by which any Participant may be employed.

Notwithstanding the foregoing provisions of subsections (i-iv) hereof, if, prior to any event described in subsections (i-iv) hereof that may be instituted by any person who is not an officer or director of Forest City REIT, or prior to any disclosed proposal that may be instituted by any person who is not an officer or director of Forest City REIT that could lead to any such event, management proposes any restructuring of Forest City REIT that ultimately leads to an event described in subsections (i-iv) hereof pursuant to such management proposal, then a “Change in Control” shall not be deemed to have occurred for purposes of the Plan.

6.    “Code” shall mean the Internal Revenue Code of 1986, as amended.
7.    “Committee” shall mean the Compensation Committee of the Board or such other committee as may be authorized by the Board to administer the Plan.
8.    “Deferral Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Committee that indicates the amount of his or her Base Salary and/or Incentive Compensation that is or will be deferred under the Plan for a Deferral Period.
9.    “Deferral Period” shall mean, except as otherwise provided in accordance with Section 2 of Article II of the Plan, the Year that commences after each Election Filing Date.
10.    “Disability” shall have the meaning given to such term in the Company’s Long Term Disability Plan, as amended from time to time.
11.    “Effective Time” shall mean 11:59 p.m. on December 31, 2015.
12.    “Election Agreement” shall mean an agreement in the form that the Committee may designate from time to time.
13.    “Election Filing Date” shall mean December 31 of the Year next preceding the first day of the Year for the Participant’s Base Salary and/or Incentive Compensation would otherwise be earned.
14.    “Eligible Employee” shall mean a full-time or part-time employee of an Employer who is, as determined by the Committee, a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and who is selected by the Committee to participate in the Plan.
15.    “Employer” shall mean the Company, any other member of the Forest City Group that has adopted the Plan (including Forest City Enterprises, Inc. and its successors), RMS Investment Corp. and RMS Management.
16.    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
17.    “Fixed Installment Payment Method” shall mean the method of calculating the amount of each biweekly installment described in Section 5(ii)(c) of Article II of the Plan.

18.    “Forest City Group” shall mean Forest City REIT and its Subsidiaries (including the Company).
19.    “Forest City REIT” shall mean Forest City Realty Trust, Inc. and its successors, including, without limitation, the surviving entity resulting from any merger or consolidation of Forest City REIT with any other entity.
20.    “Incentive Compensation” shall mean cash incentive compensation payable pursuant to an incentive compensation plan, whether such plan is now in effect or hereafter established by the Company or another member of the Forest City Group, which the Committee may designate from time to time.
21.    “Key Employee” shall mean a “specified employee” with respect to Forest City REIT (or a controlled group member) determined pursuant to procedures implemented by the Forest City Group in compliance with Section 409A of the Code.
22.    “Moody’s Rate” shall mean, for each calendar quarter, the interest rate that is the sum of (i) the average of the Moody’s long-term corporate bond yields for A, Aa, and Aaa bonds first published for such quarter plus (ii) .50. For purposes of determining the amount of interest to be credited to an Account under Section 4 of Article II of the Plan, the Moody’s Rate shall be determined on a quarterly basis.
23.    “Participant” shall mean any Eligible Employee who has at any time made a Deferral Election in accordance with Section 2 of Article II of the Plan and who, in conjunction with his or her Beneficiary, has not received a complete distribution of the amount credited to his or her Account.
24.    “Payment Election” shall mean the Specified Year Payment Election and/or the Termination of Employment Payment Election.
25.    “Permitted Holder” shall mean (i) any of Samuel H. Miller, Albert B. Ratner, Charles A. Ratner, James A. Ratner, Ronald A. Ratner or any spouse of any of the foregoing, and any trusts for the benefit of any of the foregoing, (ii) RMS, Limited Partnership and any general partner or limited partner thereof and any person (other than a creditor) that upon the dissolution or winding up of RMS, Limited Partnership receives a distribution of capital stock of Forest City REIT, (iii) any group (as defined in Section 13(d) of the Exchange Act) of two or more persons or entities that are specified in the immediately preceding clauses (i) and (ii), and (iv) any successive recombination of the persons or groups that are specified in the immediately preceding clauses (i), (ii) and (iii).
26.    “Plan” shall mean this Forest City Employer, LLC 2005 Deferred Compensation Plan For Executives and, for periods prior to the Effective Time, the Forest City Enterprises, Inc. 2005 Deferred Compensation Plan For Executives. The Plan is unfunded and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of an Employer.
27.    “Specified Year Payment Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Committee that indicates the form of payment of the Participant’s Base Salary and/or Incentive Compensation that is or will be deferred, subject to Section 5(v) of Article II, pursuant to a Deferral Election under the Plan until a specified year designated by the Participant.
28.    “Specified Year Payment Subaccount” shall mean the bookkeeping account maintained by the Company pursuant to Section 4 of Article II on behalf of each Participant who makes a Specified Year Payment Election and that is credited with amounts subject to such Specified Year Payment Election.
29.    “Subsidiary” shall mean any corporation, joint venture, partnership, unincorporated association or other entity in which Forest City REIT has a direct or indirect ownership or other equity interest and directly or indirectly owns or controls 50 percent or more of the total combined voting or other decision-making power.
30.    “Termination of Employment” shall mean a termination of employment with an Employer that constitutes a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h)(1)(ii).
31.    “Termination of Employment Payment Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Committee that indicates the form of payment of the Participant’s Base Salary and/or Incentive Compensation that is or will be deferred pursuant to a Deferral Election under the Plan until the Participant’s Termination of Employment.
32.    “Termination of Employment Payment Subaccount” shall mean the bookkeeping account maintained by the Company pursuant to Section 4 of Article II on behalf of each Participant who makes a Termination of Employment Payment Election that is credited with amounts subject to such Termination of Employment Payment Election.
33.    “Unforeseeable Emergency” shall mean a severe financial hardship to a Participant resulting from (i) an illness or accident of the Participant or Beneficiary or his or her spouse or dependent (as defined in Section 152(a) of the Code), (ii) loss of the Participant’s property due to casualty, or (iii) other similar or extraordinary circumstances arising as a result of events beyond the control of the Participant.
34.    “Variable Installment Payment Method” shall mean the method of calculating the amount of each biweekly installment described in Section 5(ii)(d) of Article II of the Plan.
35.    “Year” shall mean the calendar year.
ARTICLE II
ELECTION TO DEFER
1.    Eligibility. An Eligible Employee may make an annual Deferral Election with respect to receipt of all or a specified part of his or her Base Salary or Incentive Compensation earned for any Year in accordance with Section 2 of this Article. An Eligible Employee who makes a Deferral Election must also make a Payment Election with respect to the amount deferred in accordance with Section 5 of this Article. An Eligible Employee’s entitlement to defer shall cease with respect to the Deferral Period following the Deferral Period in which he or she ceases to be an Eligible Employee.
2.    Deferral Elections. All Deferral Elections, once effective, shall be irrevocable, shall be made on an Election Agreement filed with the Committee and shall comply with the following requirements:
(i)    The Deferral Election shall specify the amount of Base Salary and/or Incentive Compensation that is to be deferred within the limits under Section 3 of this Article.
(ii)    The Deferral Election shall be made by, and shall be effective as of, the applicable Election Filing Date; provided, however, that to the extent permitted by Section 409A of the Code, the Committee may permit Participants to make a Deferral Election with respect to Incentive Compensation that constitutes “performance-based compensation” (within the meaning of Section 409A(a)(4)(B)(iii) of the Code) at a time later than the time described earlier in this first sentence but no later than six (6) months prior to the end of the performance period with respect to which the Incentive Compensation is earned. Notwithstanding the foregoing, the Committee may permit an employee who first becomes an Eligible Employee during the course of a Year, rather than as of the first day of such Year, to make a Deferral Election with respect to Base Salary and/or Incentive Compensation within thirty (30) days following the date the employee first becomes an Eligible Employee, and such Deferral Election shall be effective on the date made and shall be effective only with regard to Base Salary and/or (unless the proviso in the first sentence of this Section 2(ii) applies) Incentive Compensation earned during such Year following the filing of the Election Agreement with the Committee (with the portion of any of Incentive Compensation earned during such Year following the filing of the Election Agreement with the Committee as determined pursuant to the pro-ration method permitted under Section 409A of the Code).
3.    Amount Deferred. A Participant shall designate on the Election Agreement the percentage or the dollar amount of his or her Base Salary or Incentive Compensation that is to be deferred, provided, however, that the maximum deferral by a Participant during any one Deferral Period shall be, with respect to such Deferral Period, the lesser of (i) $100,000 and (ii) 25% of the sum of the Base Salary and Incentive Compensation which the Participant would otherwise earn during such Deferral Period.
4.    Accounts. Base Salary and Incentive Compensation that a Participant elects to defer shall be credited to an Account on the date the Base Salary or Incentive Compensation would otherwise have been paid to the Participant. Such Account will be credited with interest at the Moody’s Rate as determined by the Committee on a quarterly basis.
5.    Payment Elections. Subject to Sections 5(iii), 6, 7, and 8 of this Article, all Payment Elections shall be irrevocable, shall be made on an Election Agreement filed with the Committee and shall comply with the following requirements:
(i)    The Payment Election shall contain the Participant’s elections regarding the time of the commencement of payment of amounts in his or her Account, to the extent the Participant does not already have an election regarding the time of the commencement of payment applicable to his or her Account. In addition, if a Participant has made a Specified Year Payment Election pursuant to Section 5(i)(a)(2)(I) of this Article and the Participant makes a Deferral Election for the Deferral Period immediately prior to the specified year designated in such Specified Year Payment Election, the time of commencement of payment of amounts in his or her Account for that and all future Deferral Periods shall be payable in accordance with the Participant’s Termination of Employment Payment Election and, if none, shall be the time elected by the Participant pursuant to a new Payment Election filed in connection with the Deferral Election for the first of such future Deferral Periods, and, if none, shall be payable upon the Participant’s Termination of Employment.
(a)    A Participant may elect to commence payment (1) of all of the Participant’s Account upon the date on which he or she incurs a Termination of Employment for any reason, including, without limitation, by reason of death, retirement, or Disability, or (2) to the extent permitted by the Committee in an Election Agreement (I) a designated percentage or dollar amount of his or her Account in a specified year that begins at least five years after the date on which the Deferral Election becomes effective, and (II) the remaining percentage or dollar amount (if any) of the Participant’s Account, as the case may be, upon the date on which the Participant incurs a Termination of Employment for any reason, including, without limitation, by reason of death, retirement, or Disability. Notwithstanding the foregoing, effective for any Specified Year Payment Election made on or prior to December 17, 2009, the phrase “five years” in Section 5(i)(a)(2)(I) of this Article II shall be “two years”.
(b)    Payments made in accordance with the Participant’s Termination of Employment Payment Election under Section 5(i)(a)(1) or Section 5(i)(a)(2)(II) of this Article shall be paid or commence to be paid on the date of the Termination of Employment and payments made in accordance with the Participant’s Specified Year Payment Election under Section 5(i)(a)(2)(I) of this Article shall be paid or commence to be paid on the first payroll date next following June 1 of the specified year.
(ii)    The Payment Election shall also contain the Participant’s elections regarding the form of payment of amounts in his or her Account, to the extent the Participant does not already have an election regarding the form of payment applicable to his or her Account. In addition, if a Participant has made a Specified Year Payment Election pursuant to Section 5(i)(a)(2)(I) of this Article and the Participant makes a Deferral Election for the Deferral Period immediately prior to the specified year designated in such Specified Year Payment Election, the form of payment of amounts in his or her Account for that and all future Deferral Periods shall be payable in accordance with the Participant’s Termination of Employment Payment Election and, if none, shall be the form elected by the Participant pursuant to a new Payment Election filed in connection with the Deferral Election for the first of such future Deferral Periods, and, if none, shall be payable in the form of a single lump sum payment.
(a)    A Participant may elect to receive amounts credited to:
(1)    his or her Termination of Employment Payment Subaccount in one of the following forms: (a) a single lump sum payment, (b) a number of biweekly installments over a period of five (5) years, or (c) a number of biweekly installments over a period of ten (10) years, and

(2)    his or her Specified Year Payment Subaccount in one of the following forms: (a) a single lump sum payment or (b) a number of biweekly installments over a period of five (5) years.
(b)    In the case of a Participant who elects installment payments under Section 5(ii)(a) of this Article, such Participant shall also elect one of the following methods of calculating installment payments: (1) the Fixed Installment Payment Method or (2) the Variable Installment Payment Method.
(c)    In the event that all or a portion of a Participant’s Account is payable under the Fixed Installment Payment Method, all of the biweekly installment payments during the installment period shall be equal in amount and the amount of each biweekly installment shall be calculated so that the total installment payments have a present value equivalent to the value of the Participant’s Account subject to an installment Payment Election at the time such payments commence. The interest rate used for purposes of determining the installment payment amount in the prior sentence shall be the average of the Moody’s Rates in effect during the four quarters that precede the quarter in which installment payments commence.
(d)    In the event that all or a portion of a Participant’s Account is payable under the Variable Installment Payment Method, the amount of each installment shall be determined as follows:
(1)    The value, at the time of the first installment payment, of the portion of the Participant’s Account payable under the Variable Installment Payment Method shall be divided by the number of installment payments that will be made during the installment period;
(2)    The amount determined under (1) shall be paid to the Participant on each payment date through the end of the Year in which the installment payments begin;
(3)    After the end of the Year described in (2), the value at the end of such Year of the portion of the Account payable in installments shall be divided by the number of installment payments then remaining in the installment period;
(4)    The amount determined under (3) shall be paid to the Participant on each payment date during the following Year;
(5)    The procedures described in (3) and (4) shall be followed for any following Year in which installment payments will be made;
(6)    The portion of the Account subject to such installment payments that remains unpaid from time to time shall continue to be credited with gains, losses, interest and other earnings as provided in Section 4 of this Article;
(7)    The final installment payment shall include an adjustment for gains, losses, interest and other earnings pursuant to Section 4 of this Article during the period between the beginning of the Year in which the final installment payment is made and the date of such final payment; and
(8)    Notwithstanding the foregoing provisions of this Section 5(ii)(d), a Participant who commences his or her installment payments after June 30 of a Year shall be paid the amount determined under (1) on each payment date (a) through the end of the Year in which the installment payments began and (b) through the end of the immediately following Year and such Participant shall not have the amount of his or her payments recalculated as described in (3) until after the end of such immediately following Year.
(iii)    Except as provided in Section 2(ii) of this Article, the Payment Election (s) shall be made by, and shall be effective as of, the applicable Election Filing Date. A Participant may not have more than one Termination of Employment Payment Election and one Specified Year Payment Election in effect at any one time. In addition, if a Participant has made a Specified Year Payment Election pursuant to Section 5(i)(a)(2)(I) of this Article and the Participant makes a Deferral Election for the Deferral Period immediately prior to the specified year designated in such Specified Year Payment Election, the time of commencement and form of payment of amounts in his or her Account for that and all future Deferral Periods shall be payable in accordance with the Participant’s Termination of Employment Payment Election and, if none, shall be the time of commencement and form of payment elected by the Participant pursuant to a new Payment Election filed in connection with the Deferral Election for the first of such future Deferral Periods, and, if none, shall be payable in the form of a single lump sum payment upon the Participant’s Termination of Employment.
(iv)    Notwithstanding the foregoing provisions of this Section 5, in the event that a Participant makes a Specified Year Payment Election pursuant to Section 5(i)(a)(2)(I) of this Article and prior to the date payment is due to be paid or commence to be paid under such election (as described in Section 5(i)(b) of this Article) he or she incurs a Termination of Employment, payment of the Participant’s Specified Year Payment Subaccount shall commence on the date of such Termination of Employment in the form elected by the Participant with respect to his or her Termination of Employment Payment Subaccount under Section 5(ii)(a)(1) of this Article, and if none, in the form elected by the Participant with respect to his or her Specified Year Payment Subaccount under Section 5(ii)(a)(2) of this Article.
(v)    Notwithstanding the foregoing provisions of this Section 5, if the Participant is a Key Employee, payment on account of Termination of Employment shall commence on the first payroll date next following the first business day of the seventh month following such Termination of Employment (or, if earlier, the date of death). In the event that all or a portion of a Key Employee’s Account is payable in installments upon a Termination of Employment, the total amount of biweekly installment payments to which such Key Employee would otherwise be entitled during the six-month period following the date of such Termination of Employment shall also be paid on the first payroll date next following the first business day of the seventh month following such Termination of Employment (or, if earlier, the date of death).
(vi)    The payment of a single lump-sum amount, or the payment of a number of biweekly installments as designated by the Participant in the Election Agreement, to a Participant

(or his or her Beneficiary or Beneficiaries) pursuant to this Section 5 shall discharge all obligations of the Company (and any other member of the Forest City Group) to such Participant (and his or her Beneficiaries) under the Plan.
6.    Death of a Participant. In the event of the death of a Participant, the remaining amount of the Participant’s Account shall be paid to his or her Beneficiary or Beneficiaries designated in a writing on a form that the Committee may designate from time to time (the “Beneficiary Designation”). A Participant’s Beneficiary Designation may be changed at any time prior to his or her death by the execution and delivery of a new Beneficiary Designation. The Beneficiary Designation on file with the Company (including any Beneficiary Designation on file with Forest City Enterprises, Inc. immediately prior to the Effective Time) that bears the latest date at the time of the Participant’s death shall govern. In the absence of a Beneficiary Designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant’s Account shall be paid to the Participant’s estate. Amounts payable to the Participant’s Beneficiary, Beneficiaries or estate under this Section 6 shall be paid in the form of a single lump sum payment as soon as practicable, but no later than ninety (90) days, after the date of the Participant’s death; provided that the Beneficiary, Beneficiaries or representative of the estate, as the case may be, shall not have the right to designate the year of payment.
7.    Small Payments. Notwithstanding the foregoing, if at the time a Participant commences payment of his or her entire Account balance pursuant to (i) his or her Termination of Employment Payment Election under Section 5(i)(a)(1) of Article II, (ii) his or her Specified Year Payment Election under Section 5(i)(a)(2)(I) of Article II, or (iii) Section 5(iv) of Article II, such Account balance does not exceed the applicable dollar amount then in effect under Section 402(g)(1)(B) of the Code, such Account shall be automatically paid to such Participant in a single lump-sum payment on the date of the Participant’s Termination of Employment or the date applicable to the Specified Year Payment Election, as the case may be; provided, however, that if the Participant is a Key Employee, payment on account of a Termination of Employment shall occur on the first payroll date next following the first business day of the seventh month after such Termination of Employment (or, if earlier, the date of death).
8.    Unforeseeable Emergency. Notwithstanding the foregoing, in the event of an Unforeseeable Emergency and at the request of a Participant, accelerated payment may, in the discretion of the Committee, be made to the Participant of all or a part of his or her Account. Payments of amounts as a result of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution(s), after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).
9.    Termination of Participation. Notwithstanding any other provision of the Plan, a Participant’s active participation in the Plan shall terminate upon a determination by the Committee that the Participant is not a member of a select group of management or highly compensated employees of his or her employer, within the meaning of ERISA.

ARTICLE III
ADMINISTRATION
The Committee shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to (i) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any factual questions and questions of construction, and (iii) take such further action as the Committee shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of ERISA, the Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under the Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Committee of any such denial. It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Participants or Beneficiaries. This Plan shall be administered in a manner that effects such intent.
ARTICLE IV
AMENDMENT AND TERMINATION
The Company reserves the right to amend or terminate the Plan at any time (and if the amendment or termination impacts any officer of Forest City REIT who is subject to the provisions of Section 16 of the Exchange Act, then the action must also be authorized by the Board or the Compensation Committee of the Board), except that no such action shall adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary (provided, however, that this limitation requiring the consent of Participants or Beneficiaries to certain actions shall not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code and any termination to the extent, and in the circumstances described, in Treas. Reg. Section 1.409A-3(j)(4)(ix), or any successor provision).
ARTICLE V
MISCELLANEOUS
1.    Non-Alienation of Deferred Compensation. No right or interest under the Plan of any Participant or Beneficiary shall be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code, the payment of part or all of an interest under this Plan may be made to an individual other than the Participant or Beneficiary, to the extent necessary to fulfill a “domestic relations order” as defined in Section 414(p)(1)(B) of the Code.

2.    Participation by Employees of an Employer Other than the Company. An Eligible Employee who is employed by an Employer other than the Company and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company. The Account of a Participant employed by such Employer shall be paid in accordance with the Plan solely by such Employer to the extent attributable to Base Salary or Incentive Compensation that would have been paid by such Employer in the absence of deferral pursuant to the Plan, unless the Committee otherwise determines that the Company shall be the obligor.
3.    Interest of Participant. The obligation of the Company (or any other member of the Forest City Group) under the Plan to make payment of amounts reflected in an Account merely constitutes an unsecured promise to make payments from its general assets, and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of any member of the Forest City Group. Nothing in the Plan shall be construed as guaranteeing future employment to any Eligible Employee. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company’s and Forest City REIT’s general creditors. Notwithstanding the above, upon the earlier to occur of (i) a Change in Control or (ii) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so:
(a)    establish an irrevocable trust, generally consistent with the provisions of Revenue Procedure 92-64, the funds of which shall be subject to the claims of the Company’s and Forest City REIT’s general creditors, to hold funds to be used in payment of its obligations under the Plan; and
(b)    transfer to the trustee of such trust, to be added to the principal thereof, an amount equal to (I) the aggregate amount credited to the Accounts of all of the Participants and Beneficiaries under the Plan, less (II) the balance, if any, in the trust at such time.
4.    Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against any member of the Forest City Group or the officers, employees or directors of any member of the Forest City Group except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.
5.    Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.
6.    Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Delaware.
7.    Relationship to Other Plans. The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Committee for purposes of the Plan.

8.    Headings; Interpretation.
(i)    Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof
(ii)    Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
(iii)    For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance that may occur or exist only if permitted by Section 409A of the Code would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.
EXECUTED as of December 31, 2015.
FOREST CITY EMPLOYER, LLC

By:
David J. LaRue
President and Chief Executive Officer